EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bogota Financial Corp. of our report dated March 26, 2021 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Bogota Financial Corp. for the year ended December 31, 2020.

/s/ Crowe, LLP
Crowe LLP

New York, New York
July 21, 2021